Exhibit 99.1

ACADIA REALTY TRUST REPORTS FOURTH QUARTER AND
FULL YEAR 2017 OPERATING RESULTS

RYE, NY (February 21, 2018) - Acadia Realty Trust (NYSE:AKR) (“Acadia” or the “Company”) today reported operating results for the quarter and year ended December 31, 2017. All per share amounts are on a fully-diluted basis.

Acadia operates dual platforms, comprised of a high-quality core real estate portfolio (“Core Portfolio”), which owns and operates assets in the nation’s most dynamic urban and street-retail corridors, and a series of discretionary, institutional funds (“Funds”) that target opportunistic and value-add investments.

Please refer to the tables and notes accompanying this press release for further details on operating results and additional disclosures related to FFO and net income.

Highlights

•
Earnings: Generated earnings per share of $0.25 for the fourth quarter. Funds from operations (“FFO”) per share was $0.35 before acquisition-related costs, and gains/losses on sale or impairment of depreciated and non-operating properties for the fourth quarter

•
Core Portfolio Operating Results: Reported flat same-property net operating income growth for the year and (1.7)% for the fourth quarter (excluding redevelopment), driven by the previously-reported recapture of occupancy during 2017 which impacted period-over-period comparability. Reported a leased occupancy rate of 95.3% as of December 31, 2017 compared to 96.3% at December 31, 2016

•	Structured Finance Investments: The Company received repayments of approximately $32 million of structured finance investments during 2017 and an additional $26 million in January 2018

•	Fund Acquisitions: Fund V acquired a high-yield investment during the fourth quarter for $62 million; 2017 Fund acquisition volume totaled $203 million

•	Fund Dispositions: Completed $240 million of Fund dispositions during the fourth quarter; 2017 disposition volume totaled $346 million across Funds II, III and IV

•	Fund III Promote: During 2017, generated approximately $1 million, or $0.01 per share, of net promote income for the Company from Fund III asset sales

•
Balance Sheet: Acadia did not issue any equity during 2017. Subsequent to year end, the Company extended the maturity of its corporate unsecured facility resulting in reduced borrowing costs and improved flexibility. No additional proceeds were obtained

•
Share Repurchase Program: The Company’s Board of Trustees authorized a common share repurchase program. Under the program, the Company may purchase up to $200 million of its common stock as market conditions warrant. The shares may be purchased in the open market or in privately negotiated transactions

“Our fourth-quarter operating results were in-line with our expectations and, looking ahead, our company’s long-term growth outlook is strong,” stated Kenneth F. Bernstein, President and CEO of Acadia Realty Trust. “Our high-quality core portfolio, concentrated in five key gateway markets, has several important organic growth opportunities, including contractual rent increases, redevelopment and densification. In the fund platform, we were net sellers in 2017, successfully monetizing our stabilized investments while also finding select new investment opportunities consistent with our high-yield criteria. Most importantly, last year, we continued to strengthen our already-strong balance sheet; as such, we enter 2018 well capitalized and with more than $1 billion of fund buying power.”

FINANCIAL RESULTS

Net Income

Net income attributable to common shareholders for the quarter ended December 31, 2017 was $21 million, or $0.25 per share, inclusive of $7 million on a pro rata basis, or $0.08 per share, attributable to an aggregate gain on dispositions of Fund properties net of related impairment charges and $6 million, or $0.07 per share, attributable to a Core gain on change in control as discussed below; partially offset by less than $1 million, or $0.01 per share, of acquisition costs. In a series of non-cash transactions during the year ended December 31, 2017, the Company converted approximately $93 million of a structured finance investment into an incremental equity ownership in two of its Core Properties, one of which constituted a change of control resulting in a gain of $6 million during the fourth quarter. Net income attributable to common shareholders for the quarter ended December 31, 2016 was $20 million, or $0.24 per share, reflecting the effect of $9 million on a pro rata basis, or $0.11 per share, of gains from dispositions of real estate and $1 million, or $0.01 per share, of acquisition expenses.

Net income attributable to common shareholders for the year ended December 31, 2017 was $61 million or $0.73 per share inclusive of $11 million on a pro rata basis, or $0.14 per share, attributable to an aggregate gain on dispositions of Fund properties net of related impairment charges and $6 million, or $0.07 per share, attributable to a Core gain on change in control; partially offset by approximately $1 million, or $0.01 per share, of acquisition expenses. Net income attributable to common shareholders for the year ended December 31, 2016 was $73 million, or $0.94 per share, which included $28 million on a pro rata basis, or $0.37 per share, of gains from two Fund property dispositions.

FFO (As Defined by NAREIT)

FFO for the quarter ended December 31, 2017 was $33 million, or $0.37 per share compared to $34 million, or $0.39 per share for the quarter ended December 31, 2016.

FFO for the year ended December 31, 2017 was $135 million, or $1.51 per share compared to $117 million, or $1.44 per share, for the year ended December 31, 2016.

FFO (As Adjusted for Special Items)

FFO before the pro rata impact of acquisition-related costs, and gains/losses on sale or impairment of depreciated and non-operating properties for the quarter ended December 31, 2017 was $31 million, or $0.35 per share, which excludes the net $0.02 per share effect of a $6 million gain on change in control partially offset by $3 million of impairment charges and approximately $1 million of acquisition expenses. This compares to FFO before acquisition-related costs for the quarter ended December 31, 2016 of $35 million, or $0.40 per share, which excludes $1 million, or $0.01 per share, of acquisition expenses and includes approximately $3 million, or $0.04 per share, of net promote income.

FFO before the pro rata impact of acquisition-related costs, and gains/losses on sale or impairment of depreciated and non-operating properties for the year ended December 31, 2017 was $133 million, or $1.50 per share, which excludes the net $0.01 per share effect of a $6 million gain on change in control partially offset by $3 million of impairment charges and $1 million of acquisition expenses. This compares to FFO before acquisition-related costs, retirement related costs and gains/losses on sale or impairment of depreciated and non-operating properties for the year ended December 31, 2016 of $126 million, or $1.55 per share, which excludes the net $0.11 per share effect of $5 million of acquisition expenses and $4 million of retirement charges and includes approximately $10 million, or $0.13 per share, of net promote income.

CORE PORTFOLIO

Core Operating Results

Reported flat same-property NOI in the Core Portfolio for the year and (1.7)% for the fourth quarter ended December 31, 2017, driven by the previously-reported recapture of occupancy during 2017 which impacted period-over-period comparability. Same-property NOI is compared to the same periods in 2016 and excludes redevelopment activities.

The Core Portfolio was 93.9% occupied and 95.3% leased as of December 31, 2017, compared to 94.2% occupied and 95.0% leased as of September 30, 2017 and 96.2% occupied and 96.3% leased as of December 31, 2016. The leased rate includes space that is leased but not yet occupied.

During the fourth quarter, the Company generated a 22.5% increase in average rents on a GAAP basis, and a 13.9% increase on a cash basis, on 18 new and renewal leases aggregating 101,000 square feet.

FUND PLATFORM

Fund Acquisitions

During 2017, the Company completed $203 million of Fund acquisitions, including $62 million completed during fourth quarter 2017 as follows:

Fairlane Green, Allen Park, MI (Fund V). In December 2017, Fund V acquired a 270,000-square foot shopping center, located in Allen Park, MI (Detroit MSA), for $62 million. The property is 100% leased, and its anchors include TJ Maxx, Michaels, and Old Navy. This investment is consistent with the Fund platform’s high-yield opportunistic strategy.

In February 2018, the Company completed a $45 million Fund acquisition as follows:

Trussville Promenade, Trussville, AL (Fund V). In February 2018, Fund V acquired a 464,000-square foot shopping center, located in Trussville, AL (Birmingham MSA), for $45 million. The property is 95% leased and its anchors include Walmart, Marshalls, and Ross Dress for Less. This investment is consistent with the Fund platform’s high-yield opportunistic strategy.

Fund Dispositions

During 2017, the Company completed $346 million of Fund dispositions, including $240 million completed during fourth quarter 2017 as follows:

260 E 161st St, Bronx, NY (Fund II). In December 2017, Fund II completed the sale of 260 E 161st St in Bronx, NY for $106 million. This compares to an all-in cost basis of $88 million. During its 12.4-year hold period, the fund successfully converted all the building’s street-level space from office to higher-value retail; at exit, the 21,000 square feet of retail space was 100% leased to Walgreens, Starbucks, and Dunkin Donuts, among others. The property also has 235,000 square feet of office space, and the fund executed new leases for 71% of this space. This sale generated a 1.6x multiple on the fund’s equity investment, and a $37 million profit.

32 E Broughton St, Savannah, GA (Fund IV). In December 2017, Fund IV completed the sale of another property in its Broughton St Collection in Savannah, GA for $2 million. This mixed-use property is 3,000 square feet and 100% occupied.

1151 3rd Ave, New York, NY (Fund IV). In November 2017, Fund IV sold 1151 3rd Ave, a 13,000-square foot, five-story building located at the corner of 67th St and 3rd Ave on the Upper East Side of Manhattan, for $27 million. This compares to an all-in cost basis of $22 million. In October 2013, the fund acquired this 53%-leased building that had below-market leases and near-term lease expirations. During its 4.1-year hold period, the fund recaptured the street-

level retail space from Lucky Brand Jeans and re-leased it to apparel retailer Vineyard Vines at more than double the rent. Acadia also executed all new leases for the upper levels with indoor cycling club Flywheel and two other boutique fitness operators. This sale generated a 1.7x multiple on the fund’s equity investment.

7 Dekalb (City Point Residential Tower 1), Brooklyn, NY (Fund II). As previously reported, in October 2017, Fund II, in partnership with Washington Square Partners and BFC Partners, completed the sale of 7 Dekalb (City Point’s Residential Tower 1) in Brooklyn, NY for $96 million to the Brodsky Organization. 7 Dekalb has 23 stories and 250 apartments, of which 200 are affordable units for low-income and middle-income tenants. At exit, the property was fully leased. In mid-2010, Fund II and Washington Square Partners (collectively, the “City Point JV”) opportunistically acquired all of City Point’s residential component, totaling 1.1 million square feet of development rights. 7 Dekalb is the last of three towers sold by the City Point JV.

Broughton St Collection (4 properties*), Savannah, GA (Fund IV). As previously reported, in October 2017, Fund IV completed the sale of four properties in its Broughton St Collection in Savannah, GA for $10 million. The four sold properties total 17,000 square feet and are 100% occupied; Vineyard Vines, L’Occitane, and Savannah Taphouse are the key retail tenants.
*301 W Broughton St, 103 W Broughton St, 101 W Broughton St, and 125 E Broughton St

In January 2018, the Company completed an $8 million Fund disposition as follows:

108-110 W Broughton St, Savannah, GA (Fund IV). In January 2018, Fund IV completed the sale of another two properties in its Broughton St Collection in Savannah, GA for $8 million. The mixed use properties total 11,000 square feet and are 100% occupied; Bluemercury and Tommy Bahama are the key retail tenants. To date, Fund IV has sold seven of 23 properties in its Broughton St Collection, aggregating 31,000 square feet of approximately 200,000 square feet of retail, residential, and office space.

Acadia does not report return metrics for partial sales of its investments.

The Fund platform also has $26 million of dispositions under contract (the “Pending Dispositions”), which resulted in an impairment charge of approximately $3 million representing the Company’s proportionate ownership interest. As the Pending Dispositions are subject to customary closing conditions, no assurance can be given that the Company will successfully close on the Pending Dispositions.

Fund Promote

During the year ended December 31, 2017, the Company generated $1 million, or $0.01 per share, of net promote income from Fund III. No promote was recognized in the fourth quarter of 2017.

BALANCE SHEET

The Company did not issue any equity during 2017. During 2018, the Company completed a $500 million Senior Unsecured Credit Facility (the “Credit Facility”), comprised of a $150 million senior unsecured revolving credit facility (the “Revolver”), and a $350 million senior unsecured term loan (the “Term Loan”). The Credit Facility refinances the Company’s existing $300 million credit facility comprised of a $150 million revolver and $150 million term loan. In addition, the Credit Facility will pay down and replace $150 million in bilateral unsecured credit facilities and approximately $50 million in secured financings. The Revolver and Term Loans extended the maturity dates of the existing credit facility through March 2022 and 2023, respectively, with a reduction in all-in pricing and improvements to market terms and conditions.

The Company has maintained its solid, low-leveraged balance sheet. As of December 31, 2017, the Company’s net debt to EBITDA ratio for the Core Portfolio was 4.5x. Including its pro-rata share of Fund debt, the Company’s net debt to EBITDA ratio was 5.2x as of the same date.

2018 GUIDANCE

The following guidance is based upon our current view of existing market conditions and assumptions for the year ending December 31, 2018. The Company forecasts that its 2018 annual earnings per share will range from $0.37 to $0.48 and 2018 FFO per share will range from $1.33 to $1.45. These forecasts, and the comparable 2017 FFO, both presented below, are before any acquisition expenses and gains/losses and impairments related to nondepreciable real estate.

	2018 Guidance Forecast
	Low		High		2017 Actual
(dollars in millions, except per share amounts)	$ Millions	$/Share	$ Millions	$/Share	$ Millions	$/Share
Property NOI:
Core	$132.8		$133.4		$131.7
Fund	12.3		12.8		10.3
Straight-line and above/below market rents	11.3		12.2		15.2
Interest income (Structured Finance Portfolio)	8.9		8.9		22.0
Fund fee income, net of taxes	20.9		23.2		23.4
Interest expense, net of capitalized interest (a)	(39.6)		(38.7)		(38.5)
General and administrative	(31.5)		(32.0)		(31.7)
Non-real estate depreciation and other expenses	(0.6)		(0.6)		(0.7)
FFO, prior to transactional activity	$114.5	$1.29	$119.2	$1.34	$131.7	$1.48

Core acquisitions, Structured Financing investments and share repurchases (b)		—		0.03	—	—
Fund acquisitions, and related fees (c)		0.01		0.02	—	—
Net Promote and other transactional income (d)		0.03		0.06	1.7	0.02
2018 FFO Per Share Guidance Range		$1.33		$1.45	$133.4	$1.50

__________

(a)	Inclusive of interest expense, amortization of finance costs, above and below market interest and capital lease interest

(b)	Core, Structured Financing investments and potential share repurchases are $0 to $275 million in our low and high range, respectively

(c)	Gross Fund acquisitions are $200 million to $700 million in our low and high range, respectively

(d)	Represents net promote income from Fund III in the second half of 2018, in addition to other potential transactional activity

The Company’s 2018 operating assumptions are as follows:

•
Growth in same-property NOI (excluding redevelopments) for the first half of 2018 of negative 2% to 0%, followed by growth of 2% to 7% in the second half of 2018 for annual 2018 growth ranging from 1% to 3%. The variability and range of estimates is dependent upon the lease up of certain key leases which continues to impact our period-over-period comparability

•	The Company does not expect any of its core redevelopment projects to materially contribute to earnings in 2018

CONFERENCE CALL

Management will conduct a conference call on Thursday, February 22, 2018 at 10:00 AM ET to review the Company’s earnings and operating results. Dial-in and webcast information is listed below.

Live Conference Call:
Date:            Thursday, February 22, 2018
Time:            10:00 AM ET
Dial#:            844-309-6711
Passcode:        “Acadia Realty” or “7498014”
Webcast (Listen-only):    www.acadiarealty.com under Investors, Presentations & Events

Phone Replay:
Dial#:            855-859-2056
Passcode:        “7498014”
Available Through:    Thursday, March 1, 2018

Webcast Replay:    www.acadiarealty.com under Investors, Presentations & Events

About Acadia Realty Trust

Acadia Realty Trust is an equity real estate investment trust focused on delivering long-term, profitable growth via its dual - Core and Fund - operating platforms and its disciplined, location-driven investment strategy. Acadia Realty Trust is accomplishing this goal by building a best-in-class core real estate portfolio with meaningful concentrations of assets in the nation’s most dynamic urban and street-retail corridors; making profitable opportunistic and value-add investments through its series of discretionary, institutional funds; and maintaining a strong balance sheet. For further information, please visit www.acadiarealty.com.

Safe Harbor Statement

Certain matters in this press release may constitute forward-looking statements within the meaning of federal securities law and as such may involve known and unknown risks, uncertainties and other factors that may cause the actual results, performances or achievements of Acadia to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements. These forward-looking statements include statements regarding Acadia’s future financial results and its ability to capitalize on potential investment opportunities. Factors that could cause the Company’s forward-looking statements to differ from its future results include, but are not limited to, those discussed under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent annual report on Form 10-K filed with the SEC on February 24, 2017 (“Form 10-K”) and other periodic reports filed with the SEC, including risks related to: (i) political and economic uncertainty; (ii) the Company’s reliance on revenues derived from major tenants; (iii) the Company’s limited control over joint venture investments; (iv) the Company’s partnership structure; (v) real estate and the geographic concentration of the Company’s properties; (vi) market interest rates; (vii) leverage; (viii) liability for environmental matters; (ix) the Company’s growth strategy; (x) the Company’s status as a REIT; (xi) uninsured losses; (xii) information technology security threats and (xiii) the loss of key executives. Copies of the Form 10-K and the other periodic reports Acadia files with the SEC are available on the Company’s website at www.acadiarealty.com. Any forward-looking statements in this press release speak only as of the date hereof. Acadia expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Acadia’s expectations with regard thereto or change in events, conditions or circumstances on which any such statement is based.

ACADIA REALTY TRUST AND SUBSIDIARIES

Consolidated Statements of Operations (a)
(dollars and Common Shares in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Revenues
Rental income	$50,181	$43,328	$198,941	$152,814
Expense reimbursements	12,560	9,362	44,907	32,282
Other	3,340	1,431	6,414	4,843
Total revenues	66,081	54,121	250,262	189,939
Operating expenses
Depreciation and amortization	27,689	23,267	104,934	70,011
General and administrative	8,470	9,906	33,756	40,648
Real estate taxes	8,484	7,630	35,946	25,630
Property operating	14,690	8,547	41,668	24,244
Other operating	1,197	3,423	2,184	7,517
Impairment charges	10,615	—	14,455	—
Total operating expenses	71,145	52,773	232,943	168,050

Operating (loss) income	(5,064)	1,348	17,319	21,889

Equity in earnings and gains of unconsolidated affiliates inclusive of gains on disposition of properties of $589, $36,058, $15,360 and $35,332, respectively	2,327	35,857	23,371	39,449
Interest income	5,495	6,531	29,143	25,829
Interest expense	(19,312)	(9,728)	(58,978)	(34,645)
Gain on change in control	5,571	—	5,571	—
(Loss) income from continuing operations before income taxes	(10,983)	34,008	16,426	52,522
Income benefit (provision)	13	228	(1,004)	105
(Loss) income from continuing operations before gain on disposition of properties	(10,970)	34,236	15,422	52,627
Gain on disposition of properties, net of tax	35,914	—	48,886	81,965
Net income	24,944	34,236	64,308	134,592
Net income attributable to noncontrolling interests	(4,032)	(14,415)	(2,838)	(61,816)
Net income attributable to Acadia	$20,912	$19,821	$61,470	$72,776

Less: net income attributable to participating securities	(219)	(194)	(642)	(793)
Net income attributable to Common Shareholders - basic	$20,693	$19,627	$60,828	$71,983

Weighted average shares for diluted earnings per share	83,733	82,728	83,685	76,244

Net Earnings per share - basic and diluted (b)	$0.25	$0.24	$0.73	$0.94

ACADIA REALTY TRUST AND SUBSIDIARIES

Reconciliation of Consolidated Net Income to Funds From Operations (a, c)
(dollars and Common Shares and Units in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016

Net income attributable to Acadia	$20,912	$19,821	$61,470	$72,776

Depreciation of real estate and amortization of leasing costs (net of noncontrolling interests' share)	20,580	21,666	83,515	67,446

Gain on sale (net of noncontrolling interests’ share)	(9,776)	(8,897)	(15,565)	(28,154)
Income attributable to Common OP Unit holders	1,209	1,102	3,609	4,442
Impairment charges (net of noncontrolling interests’ share)	—	—	1,088	—
Distributions - Preferred OP Units	135	143	550	560
Funds from operations attributable to Common Shareholders and Common OP Unit holders	$33,060	$33,835	$134,667	$117,070

Funds From Operations per Share - Diluted
Weighted average number of Common Shares and Common OP Units (d)	88,990	87,748	88,998	81,252
Diluted Funds from operations, per Common Share and Common OP Unit	$0.37	$0.39	$1.51	$1.44

ACADIA REALTY TRUST AND SUBSIDIARIES

Reconciliation of Consolidated Operating Income to Net Property Operating Income (“NOI”) (a)
(dollars in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016

Consolidated operating (loss) income	$(5,064)	$1,348	$17,319	$21,889
Add back:
General and administrative	8,470	9,906	33,756	40,648
Depreciation and amortization	27,689	23,267	104,934	70,011
Impairment charges	10,615	—	14,455	—
Less:
Above/below market rent, straight-line rent and other adjustments	(6,439)	565	(21,110)	(5,313)
Consolidated NOI	35,271	35,086	149,354	127,235

Noncontrolling interest in consolidated NOI	(5,917)	(5,278)	(28,379)	(20,872)
Less: Operating Partnership's interest in Fund NOI included above	(1,382)	(1,536)	(7,927)	(4,981)
Add: Operating Partnership's share of unconsolidated joint ventures NOI (e)	5,124	4,721	19,539	16,547
NOI - Core Portfolio	$33,096	$32,993	$132,587	$117,929

ACADIA REALTY TRUST AND SUBSIDIARIES

Consolidated Balance Sheets (a)
(dollars in thousands)

	As of
	December 31, 2017	December 31, 2016
ASSETS
Investments in real estate, at cost
Land	$658,835	$693,252
Buildings and improvements	2,538,338	2,048,508
Construction in progress	18,642	19,789
Properties under capital lease	76,965	76,965
	3,292,780	2,838,514
Less: accumulated depreciation	(339,862)	(287,066)
Operating real estate, net	2,952,918	2,551,448
Real estate under development	173,702	543,486
Net investments in real estate	3,126,620	3,094,934
Notes receivable, net	153,829	276,163
Investments in and advances to unconsolidated affiliates	302,070	272,028
Other assets, net	214,959	192,786
Cash and cash equivalents	74,823	71,805
Rents receivable, net	51,738	43,842
Restricted cash	10,846	22,904
Assets of properties held for sale	25,362	21,498
Total assets	$3,960,247	$3,995,960

LIABILITIES
Mortgage and other notes payable, net	$909,174	$1,055,728
Unsecured notes payable, net	473,735	432,990
Unsecured line of credit	41,500	—
Accounts payable and other liabilities	210,052	208,672
Capital lease obligation	70,611	70,129
Dividends and distributions payable	24,244	36,625
Distributions in excess of income from, and investments in, unconsolidated affiliates	15,292	13,691
Total liabilities	1,744,608	1,817,835
Commitments and contingencies
EQUITY
Acadia Shareholders' Equity
Common shares, $0.001 par value, authorized 200,000,000 and 100,000,000 shares, issued and outstanding 83,708,140 and 83,597,741 shares, respectively	84	84
Additional paid-in capital	1,596,514	1,594,926
Accumulated other comprehensive loss	2,614	(798)
Distributions in excess of accumulated earnings	(32,013)	(5,635)
Total Acadia shareholders’ equity	1,567,199	1,588,577
Noncontrolling interests	648,440	589,548
Total equity	2,215,639	2,178,125
Total liabilities and equity	$3,960,247	$3,995,960

ACADIA REALTY TRUST AND SUBSIDIARIES

Notes to Financial Highlights:

(a)
For additional information and analysis concerning the Company’s results of operations, reference is made to the Company’s Quarterly Supplemental Disclosure furnished on Form 8-K to the SEC and included on the Company’s website at www.acadiarealty.com.

(b)
Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue Common Shares were exercised or converted into Common Shares. The effect of the conversion of Common OP Units is not reflected in the above table as they are exchangeable for Common Shares on a one-for-one basis. The income allocable to such units is allocated on the same basis and reflected as noncontrolling interests in the consolidated financial statements. As such, the assumed conversion of these units would have no net impact on the determination of diluted earnings per share.

(c)
The Company considers funds from operations (“FFO”) as defined by the National Association of Real Estate Investment Trusts (“NAREIT”) and net property operating income (“NOI”) to be appropriate supplemental disclosures of operating performance for an equity REIT due to their widespread acceptance and use within the REIT and analyst communities. FFO and NOI are presented to assist investors in analyzing the performance of the Company. They are helpful as they exclude various items included in net income that are not indicative of the operating performance, such as gains (losses) from sales of depreciated property, depreciation and amortization, and impairment of depreciable real estate. In addition, NOI excludes interest expense. The Company’s method of calculating FFO and NOI may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. FFO does not represent cash generated from operations as defined by generally accepted accounting principles (“GAAP”) and is not indicative of cash available to fund all cash needs, including distributions. It should not be considered as an alternative to net income for the purpose of evaluating the Company’s performance or to cash flows as a measure of liquidity. Consistent with the NAREIT definition, the Company defines FFO as net income (computed in accordance with GAAP), excluding gains (losses) from sales of depreciated property, plus depreciation and amortization, impairment of depreciable real estate, and after adjustments for unconsolidated partnerships and joint ventures.

(d)
In addition to the weighted-average Common Shares outstanding, basic and diluted FFO also assume full conversion of a weighted-average 4,717 thousand and 4,474 thousand OP Units into Common Shares for the quarters ended December 31, 2017 and 2016 and 4,741 thousand and 4,435 thousand OP Units into Common Shares for the year ended December 31, 2017 and 2016, respectively. Diluted FFO also includes: (i) the assumed conversion of Preferred OP Units into 499 thousand and 433 thousand Common Shares for the quarters ended December 31, 2017 and 2016 and 505 thousand and 435 thousand Common Shares for the year ended December 31, 2017 and 2016, respectively; and (ii) the effect of 40 thousand and 112 thousand employee share options, restricted share units and LTIP units for the quarters ended December 31, 2017 and 2016 and 69 thousand and 151 thousand for the year ended December 31, 2017 and 2016, respectively.

(e)
The Pro-rata portion share of NOI is based upon our stated ownership percentages in each operating agreement. Does not include the Operating Partnership's share of NOI from unconsolidated joint ventures within the Funds.